Exhibit 99.04

Alliance Capital

Moderator: Valerie Haertel

January 25, 2006

5:30 p.m. EST

OPERATOR:  Thank you for standing by, and welcome to the Alliance Capital fourth quarter 2005 earnings review.  At this time, all participants are in a listen-only mode.  After the formal remarks, there will be a question-and-answer session.  And I will give you instructions on how to ask questions at that time.  As a reminder, this conference is being recorded, and will be replayed for one week.

I would now like to turn the conference over to the host for this call, the Director of Investor Relations for Alliance Capital, Ms. Valerie Haertel, please go ahead.

VALERIE HAERTEL, DIRECTOR OF INVESTOR RELATIONS, ALLIANCE CAPITAL:  Thank you, Eduardo.  Good afternoon, everyone and welcome to the fourth quarter earnings review.  As a reminder, this call is being Webcast and is supported by a slide presentation that can be found on our Web site at AllianceCapital.com.

Presenting our quarterly results today, are Jerry Lieberman, President and Chief Operating Officer and Lew Sanders, Chairman and Chief Executive Officer.  Bob Joseph, our CFO will also be available to answer questions at the end of our formal remarks.

I would like to take this opportunity to note that some of the information we present today may be forward-looking in nature, and as such is subject to certain SEC rules and regulations regarding disclosure.  Our disclosure regarding forward-looking statements can be found on page two of our slide presentation, and in the risk factor section of our 2005 Form 10-K.  In light of the SEC’s Regulation FD, management will be limited in responding to inquiries for investors, and analysts in a non public forum.  Therefore, we encourage you to ask all questions of a material nature on this call.  At this time, I would like to turn the call over to Jerry.

JERRY LIEBERMAN, PRESIDENT/COO, ALLIANCE CAPITAL:  Thank you, Valerie, and good afternoon to everyone on the call.

It should be no surprise that we’re very pleased with both our full year and fourth quarter financial results.  Our fourth quarter reflects the strong investment performance, strong net AUM inflows, and improved financial results.  On this call I’ll discuss capital market’s performance, our relative investment performance for our clients, our asset flows, business and financial highlights, and some of our 2006 initiatives.  Then I’ll hand the call over to Lew.  Finally, we’ll open up the call for questions.

Before I begin my detailed discussion, I wanted to outline what we believe are our most significant highlights for the quarter, as outlined on display three.  Similar to last quarter, Global Equity capital markets continued to outperform U.S. equities during the fourth quarter, which benefited our clients, and our unit holders, due to some mix changes as our global and international investment services, and our base of non-U.S. clients increased.  In Institutional Growth Equities, our relative investment returns were excellent.  And our U.S. Style-Blend Services had a strong quarter, as well.

Turning to our asset flows, I’m pleased to report another strong quarter of organic growth with all three asset management distribution channels, and all of our actively managed investment services contributing net inflows, several of them record breaking as I will discuss later.

Particularly in our Institutional Investment channel, we experienced significant fundings of mandates again, this quarter,  and we continue to see improved Retail net flows, led by our non-U.S. distribution.  In our Institutional Research Services channel, although we had a soft December, higher U.S. revenues continue to be driven by higher market share and volume, albeit with lower revenue yields resulting from the shift to program trading.

Last, but not least, is our improved financial result.  As announced earlier today, Alliance Capital Management Holding reported diluted Net Income, and declared a quarterly cash distribution of $1.02 per unit for the fourth quarter, ended December 31, 2005, both records for the firm  Our earnings per unit of $1.02 was 27.5 percent better than fourth quarter ‘04, and better than the top range of the original guidance that we gave last quarter.  We ended the full year with record Net Income per Unit of $3.02 and record assets on the management of $579 billion

Now that I’ve covered the most important quarterly highlights, I’ll add a little bit more detail and texture to our discussion.  As you can see, on display four, the MFCI Emerging Market Index was up 7.2 percent for the quarter and 34 percent for the 12 months ended December.  The MSCI EAFE index increased 4.1 percent for the quarter, and nearly 14 percent for the 12 months,  And the MSCI world Index rose 3.1 percent for the quarter, and nearly 10 percent for the 12 month period.

As shown on display five, U.S. performance for the quarter was weaker with the Russell 1000 growth index up three percent.  The Russell 1000 Value index up only 1.3 percent, and the S&P 500 up 2.1 percent.  Twelve month returns ending December, had Value outperforming Growth by 180 basis points, in spite of Growth’s outperformance for each of the last three quarters.  Bond returns for the quarter and 12 month periods were barely positive as measured by the Lehman aggregate index, as the Federal Reserve instituted rate hikes throughout the year.

With that as a backdrop, let’s see how we performed for our clients.  If you reference the displays 29 through 38, you’ll see how we performed for our clients.  Importantly, across most of our Equity services, our performance for the year was excellent.  With few exceptions, relative investment returns were excellent for the quarter across our Growth services, as well as our U.S. Style Blend Equity service.

In addition, we remained very competitive in Fixed Income.  Additionally, with the outstanding investment performance in Growth Equities, we believe are positioned extremely well to gather additional assets, if the shift towards growth style investing continues, and managers rebalance their client’s portfolios.  For the quarter, in Institutional Growth Equities, we outperformed benchmarks in many of our key investment services, including Large Cap Growth, U.S. Growth and Multi Cap Growth.  We exceeded benchmarks by 270 to 370 basis points.  For the year, Large Cap Growth, U.S. Growth and Global Research Growth were 10.7, 7.5, and 7.3 percentage points better than their respective benchmarks.

While Growth Equities outperform Value Equities for the third consecutive quarter, our Value Equity service still posted good to outstanding returns, especially over the longer term.  Our Institutional Value Services, International

Value, Global Value and U.S. Strategic Value beat their respective benchmarks by 540, 430 and 170 points respectively for the year.

As I previously mentioned, our Institutional U.S. Blend services had a strong quarter, while U.S., Global and International Style Blend all have excellent one year performance results, beating their benchmarks by 600, 650 and 220 basis points respectively.

The performance premiums for these services result from the research driven selections of our Growth and Value teams, and are supplemented by our disciplined approach to rebalancing.

Retail Growth funds, also had outstanding performance with Large Cap Growth, Growth and Regent outperforming the LIPPER averages, from 200 to 310 basis points for the quarter,  and 280 to 800 basis points for the year.  These returns should be a harbinger for better flows in retail in ‘06.

Meanwhile our Retail Fixed Income returns were generally competitive and in difficult market conditions with Americas Government Income, and ACMGI American Income-Offshore investment services, outperforming the respective benchmarks for the quarter, and retaining their excellent premiums over the longer term.

A final comment on performance.  Reviewing quarterly or even yearly performance numbers answers some questions in regards to how we’re doing for our clients,  what’s important to understand that we’re not after what’s hot.  We’re about delivering outstanding performance across our style pure services, over the long term.  On display 38, we’ve added the 35 most important Institutional Services we have, and their respective annualized performance premiums before fees.  The track record is just outstanding and we invite you to review them at your convenience.

With excellent relative and absolute returns for our clients as a foundation, you can see on display six that we recorded positive flows for the quarter, in all of our actively managed services.  Value Equities, Growth Equities and Fixed Income.  Overall net long term flows were $10.9 million largely driven by strength in our global and international services.

For the quarter Value Equity service had very strong net flows of $6.4 billion, and most encouraging was the fact that we had another positive quarter of Growth Equity net flows totaling $3 billion.

And you can see in the Disposition line, in the fourth quarter, we had a reduction of approximately $1.4 billion in AUM, of which approximately $1.1 billion were Growth Equities, and 300 million were Fixed Income assets.  This is the result of our disposition of our South African joint venture interest.  We exited this JV because the returns on our investment were not meeting our expectations and we wanted to focus our resources are more profitable pursuits.  However, we kept our research team in South Africa, to ensure that our global research platform has the benefit of local research expertise.

For the year, as shown on display seven, we brought over $80 billion in gross flows, a firm record, and 200 – and $27.5 billion in net flows, another firm record.  Value Equity service fund has led the way with just under $35 billion, and $22 billion in gross – in net flows respectively, both setting firm records for flows in these services.  Market appreciation includid our added- alpha increased AUM by $42.7 billion, while our $30 billion of dispositions for the year included Cash Management, South African and Indian assets under management.  The net result was an increase in AUM of 7.4 percent, so $579 billion,  or an increase of 13.8 percent, that is over $70 billion of AUM excluding the dispositions.

Let’s turn to display eight, and I’ll start my discussion with our distribution channel highlights.

At December 30, 2005, our Institutional Investment channel assets, account for 62 percent of our overall AUM or $359 billion, which was up 4.8 percent for the quarter, and 15.2 percent for the year.  Our net flows for the three months were $9 billion, and were well diversified geographically.  For the 12 months ended December, we had record inflows of $20 billion for the Institutional Investment channel, owing mainly to the strength in our Global and International Style Blend services.

As we look at the year ahead, we expect to continue to focus on building our global Institutional Investment platform by leveraging the strength of our full product line suite, including our fixed income services, where we see opportunities to grow our AUM.  We will focus on continuing to build up our Asia Pacific infrastructure and expanding our presence in continental Europe, where we see the greatest opportunities for us in the near, and the long term.

Turn to display nine.  Our Retail channel AUM was up 3.4 percent for the quarter to $145 billion and up 7.6 percent for the 12 months, excluding Cash Management and Indian assets.  It was an improving quarter for Retail overall, as non-U.S. net inflows continued at a healthy pace.  In the U.S., our separately managed account business strengthened this quarter, and our Wealth Strategy service reached $3 billion in assets.  However, despite improving U.S. sales overall, we continued to experience net fund outflows in the States, but at a slower rate than before.  As we noted last quarter, we’re feeling more confident that our Retail has begun to stabilize, and in fact, improve from the actions we have taken over the past year or two to reposition this unit, and reinvigorate sales.  But the rebuilding effort in the U.S. is still a work in progress.

Our asset allocation strategies like Wealth Strategies, and our target-date funds, are geared for the long-term interest of Retail investors.  These services have been gaining visibility and present us with an opportunity to capture assets in the retirement space.  Also, our focus on meeting client needs, rather than pushing the hot fund of the quarter, is starting to show results.

Similar to Institutional Investment, we will seek to further expand and enhance our presence in Asia.  In Retail, our efforts will be focused in Japan specifically, where we have met with recent success with the introduction last quarter of a new fund through a major Japanese distributor, a relationship we hope to build on.  In the U.S., our plan for 2006 is to continue to upgrade and enlarge the sales force, as we target our efforts on the higher end advisor.

Display 10 shows our Private Client channel highlights.  Here, you can see that our high-net worth business has $75 billion in assets with $1 billion in net inflows for the quarter.  While net inflows continued it was at a more moderate rate, owing somewhat to seasonal factors.  Additionally, this quarter included transfer of approximately $570 million to the Institutional Investment channel.  For the 12 months, this channel’s assets are up 17.1 percent, or $11 billion due to both market appreciation and double digit organic growth.

We continued to invest in our Private Client business, opening new offices and adding staff.  This quarter, we increased the number of financial advisors by eight percent to 263 or by 36 percent since year end 2004.  We opened new offices in Atlanta and Denver in the fourth quarter, and we’re opening an office in San Diego next week.

Looking ahead in 2006, we plan to open our first non-U.S. Private Client office in London in the second half of this year.  To support this effort, and build a deeper bench in the U.S., we expect to further expand the number of our financial advisors, and we’ll have a particular focus on non U.S. product development, to support our London initiative.

Highlights for the Institutional Research Services are shown on display 11.  As I explained earlier, higher U.S. revenues continue to be driven by higher market share, and volume, despite lower revenue yields, to the accelerating shift to program trading and continuing industry wide pricing pressure.  Revenues totaled $84 million for the quarter, a little lower than our expectations but an increase of 5.8 percent from a year ago.  In London, we continue to have double digit organic growth, as revenues were up 20 percent this quarter, and 26 percent for the full year.  Broadening our trading platforms in the U.S., and expanding our research team in Europe are proving to be revenue generating strategies. On that score, Sanford C. Bernstein achieved its highest ranking ever, in the 2005 Institutional Investor magazine survey of the best U.S. research firms, ranking in 26 categories overall, placing first in 19 categories, and second in five categories.  Additionally we were featured on the cover of the International edition of Institutional Investor’s article on European Independent Research firms.  We continue to be very proud of the talent we have at the firm, producing high quality, innovative research that serves our clients needs and generates revenues for the firm.

As we look ahead to 2006, we plan to initiate Asian distribution of our U.S. and European research, and begin a new electronic trading offering in London.

In summary, we are pleased with the accomplishments and progress we’ve made in each of our four distribution channels and we’re excited about the challenges that lie ahead.

Before I begin my review of financial results, I’d like to discuss the diversity of our assets, and the continuing mix in our AUM, not only from a U.S., non U.S. perspective but also, importantly from an equity/fixed income services mix perspective.

Turning to the center pair of pie charts on display 12, you can see that we currently have 72 percent of our total AUM in equities, up from 64 percent at December 2004.  Since the disposition of our low net fee yielding cash management assets, we are benefiting from the approved quality of the mix in our assets under management.

Looking at the two other sets of pie charts, you’ll get a sense of the global make up of our firms business.  On the pie charts on the left side of the display we show that non U.S. client domicile AUM increased by 30 percent for the year.  This compares to 13.8 percent for the firm as a whole, when you exclude the disposed AUM.  Turning to the right side of the display we, show that over the past year our assets in global and international services grew by 38 percent, from $186 billion to $257 billion.

As I noted last quarter, there are many factors contributing to this trend;  the four most important are (1), our investment in human capital, especially research and portfolio management in support of our global investment services suite, (2) the creation of non -U.S. investment services, (3) excellent investment performance, and (4) our investment on non U.S. distribution and client servicing.

This display demonstrates that our continuing investment in seamless global research, and resulting borderless portfolio construction, our ability to use that research better, and our investment in client services are paying off.  Non-U.S. AUM by client domicile accounts for $178 billion or 31 percent of our total AUM, while Global and International AUM by service accounts for $257 billion or 44 percent of our total.

A primary contributor to our global asset growth is our Style Blend services as reflected on display 13.  At year-end

2004, as you can see in the pie chart on the right side of this display, we have $52 billion in Style Blend  AUM.  Now look at the chart on the left. By the end of ‘05, our Style Blend services were $85 billion, that’s growth in AUM of 60 percent in 12 months.  Perhaps more to the point, at the end of 2005, Blend Services represented 15 percent of our total AUM, versus zero percent when Alliance and Bernstein combined in October of 2000.

Now that I’ve provided some highlights on performance, asset flows and key trends in our distribution channels, let’s turn to our firm’s financial results starting on display 14.

Revenues for the quarter increased 10.6 percent, $921 million as compared to $833 million in the fourth quarter of 2004, with advisory and transaction fees up 13.3 percent, or $78 million.

As detailed on display 15, Base Fees were up 17.8 percent, or $87 million due primarily to higher average AUM from market appreciation, net inflows, and an increase in our Private Client base fee schedules.  However, Transaction Charges decreased 87 percent, primarily reflecting the impact of the aforementioned new Private Client fee structure.  An 18.8 percent increase in Performance Fees, were primarily from Value Equity and hedge fund products.

Moving to the lower half of display we show fees by distribution channel, you can see 30.7 percent increase in our Institutional Investment channel, and a 9.8 percent increase in Private Client, both attributable to higher billable AUM.  Retail fees were only down two percent or $4 million despite the disposition of Cash Management Service assets and the resulting loss of approximately $25 million in related revenue.

On slide 16, you can see that Distribution Revenues decreased 12 percent to $92 million, while display 17 displays the net distribution activity for our Retail business, as lower distribution revenues, and plan distribution payments were attributable to the position of Cash Management.  Additionally, we continue to experience a significant decrease in the amortization of deferred sales commissions, a decrease we expect to continue through mid 2007.  Including the amortization of deferred sales commissions, net distribution is now essentially break even.

On slide 18, we show the components of Other Revenue.  The increase in “Dividend & Interest”, net was primarily attributed to higher interest, and higher brokerage balances, and higher mutual fund dividends and interests on investments held to hedge obligations on deferred compensation plans.  Additionally, “Other, net”, mainly includes a $7 million gain on the disposition of our South African JV interest.

Now that I covered revenues in detail, revenues had increased 10.6 percent.  I’d like to talk about our 2.9 percent increase in expenses with the analysis that begin on display 19.

As you can see, increases in Employee Compensation were significantly offset by a lower Promotion and Servicing expenses, and to a lesser extent, lower G&A.

Turning to display 20, you will see the details of the 18.7 percent of $53 million increase in total Compensation Expenses.  $24 million of the increase was attributable to higher Incentive Compensation, driven by higher operating earnings, and an increase in net amortization of deferred compensation plans.  We also had a $15 million or 26.4 percent increase in commissions, as sales across all four distribution channels were up, up significantly.  Base Compensation increased $6 million or 7.4 percent due mainly to merit increases and additional headcount, primarily in our Private Client channel.

Turning to display 21.  Note that Promotion and Servicing costs declined significantly.  As I noted earlier, this is attributable to the support previously needed for our Cash Management Services, and lower deferred sales commission amortization.  G&A was only down $4 million from a high base in the fourth quarter of 2004.  While there were several volatile items recorded in the quarter, both plusses and minuses compared to this expense category, the net effect raised the figure about $5 million above our current run rate.  Meanwhile, additional private client offices, and new space, including London have increased our facility pending, year-over-year.

On display 22, we present a recap of total revenues and expenses that come to a summarized income statement for Alliance Capital.  Here you will see that our pre tax margin is up 490 basis points, the 33.8 percent and our net income up to 27 percent.  Additionally, our effective tax rate in the operating company is up as a larger portion of our pre tax income is derived from non-U.S. businesses.

Carrying the $290 million of Alliance Capital’s Net Income forward to display 23, we show Alliance Holdings financial results.  Alliance Holding’s equity share of Alliance Capital’s earnings were $92 million for the fourth quarter, versus $72 million in the same quarter last year, with Net Income after taxes of $85 million or 30.7 percent, better than ‘04.  Our Distributions per Unit for Alliance Holding will be at $1.02, a 24.4 percent increase from the 82 cent distribution in the same quarter last year.

In closing, this was both a significant quarter and a great year for us on many fronts, including the fact that earnings for the fourth quarter were better than expectations.  This past year, we delivered great performance for our clients and we received accolades from consultants, analysts and the industry press.  We had strong asset flows and we made significant progress in our aspiration of becoming the Most Admired Asset Management firm in the World.

I’d like to end my discussion by reiterating some significant trends, a few of which I discussed last quarter, that will continue to make important contributions to the growth of our business.  As evidenced by our results and the changing composition of our assets under management, the breadth of our Global and International investment services is proving to be an important competitive advantage.  We continue to gather significant assets globally.  Few firms have yet to establish a truly global platform with the breadth and the depth of investment services and sales support that we offer.

Additionally, and perhaps more important, our excellence investment performance is the result of our focus on having more knowledge, and using it better,  and doing what is in the best interest of our clients, the ultimate driver of unitholder returns.  We continue to invest in and develop our research talent, as well as refine, and develop what we believe is a sophisticated and carefully designed suite of investment services tailored to meet the investing needs of our diverse clients in our retail, institutional and high net worth channels.  Thank you.

Oh yes, I do want to remind you that we will return to our practice of no longer providing earnings guidance.  Now I’ll turn the call over to Lew, and then we’ll take your questions.

LEW SANDERS, CHAIRMAN/CEO, ALLIANCE CAPITAL:  Yes, Jerry, that was an important addendum.  Thank you.

In addition to reporting fourth quarter earnings, the firm announced that it will be changing its name to Alliance Bernstein, a name that we think better reflects the character of our business, and the client centric mission and values now shared by the entire staff.

In taking this action, however, we’re going to be careful not to lose the best of the heritage and brand equity that Alliance Capital and Bernstein created separately.  This was sacrosanct feature of our combination more than five years ago.  Thus at the product level, you will be known as Alliance Growth Equities, Bernstein Value Equities, Alliance Bernstein Style Blend, Alliance Bernstein Fixed Income, and of course, Bernstein Research.

At the client level, we will continue to be known pretty much as before, but with some minor descriptive changes, to simplify and make clearer, the focus of our various client service units.

The ticker symbol for our limited partnership units will, as of late February, change from AC to AB.

Now, of course name changes are, in most cases, not a very important development.  To us, however, it means more.  To us it’s an affirmation of the success of our combination, something rare in the financial services industry.

And now for your questions.

OPERATOR:  Thank you.  The floor is now open for questions.  If you would like to ask a question, please press star one, then the number one on your telephone key pad.  If you would like to withdraw your question, please press the pound key.  Management has requested that you please limit your initial questions to two, in order to provide all callers an opportunity to ask questions.  We welcome you to return to the queue, to ask follow up questions.

It is Alliance Capital’s practice to take all questions in the order in which they are received, and to empty queue before ending the call.

We’ll pause for just a moment to compile our Q&A roster.

Thank you.  Our first question is coming from Bill Katz at Buckingham Research, please go ahead.

BILL KATZ, BUCKINGHAM RESEARCH:  Thank you.  And good afternoon everyone.  I was a little curious if you could talk a little bit, maybe Jerry and Lew to your point about the mix shift changing.  And maybe on more of a sequential basis, if you strip out the impact of performance fees, it looks like the revenue yield has about flattened out now.  I’m just sort of curious, as you migrate forward how would you think that that mix or that revenue might look, say 12 or 24 months out?

JERRY LIEBERMAN:  You know, Bill, I’m not going to give you a number, but to the extent that we continue to add these non U.S. services, these are high added value services, and they bring with them better fees.  And as we continue to increase – as our client base outside the U.S., even more than in the U.S., they’re local for global and international services.

The other thing that’s helped our mix here is, I mean, getting out of the cash management business, and particularly the one that we were in, where we we’re distributing through brokers.  This is really a low yielding investment business that we have.  So that’s helping the return also.

So, you know, I mean it’s a – actually it’s a gradual thing, but the trends are good.

BILL KATZ:  OK.  Second question, and maybe I’m not looking at it the right way, or maybe the way I want to be looking at it, but I certainly appreciate the operating margin at the overall level, but I’m sort of curious, as you look at the change year-on-year between revenue growth and compensation, it seems like compensation is still outstripping revenue growth.  I’m just sort of curious how that trend may also persist going forward.

JERRY LIEBERMAN:  Well I mean the only thing that’s out stripping anything because there’s a lag is in the commissions, it’s in the sales commissions.  And there’s a lag between when we pay the commission and all of the records come in on that.  So there’s no – I don’t understand or don’t agree that our incentive compensation is outstripping the growth when it’s based on the earnings of the firm.

BILL KATZ:  OK.  So it’s more a function of earnings rather than top line?

JERRY LIEBERMAN:  Well the IC pool that’s based on earnings, we’ve taken everyone through that before.  And as I said, you’re looking at, I’m sure, total compensation.  It’s the sales commissions that are – you know that have a faster growth rate.  And we’ll get that back.

BILL KATZ:  OK.  Thank you.

OPERATOR:  Thank you.  Our next question is coming from Jeff Hopson of AG Edwards, please go ahead.

JEFF HOPSON, AG EDWARDS:  Thank you.  Two questions.  Just, without trying to back into margins going forward, could you comment on any magnitude of infrastructure investments that you’ll be making in the various locales, as we look forward?

And then in terms of the U.S. growth products, as you meet with consultants would you say that any issue regarding performance, you know, three and four years ago, is that pretty much beyond – is that an issue any more with the consultants and other clients?

JERRY LIEBERMAN:  All right, we’ll – Lew and I are going to split the answer to this question.  I’ll take the infrastructure and Lew will pick up the issue about the (INAUDIBLE) in performance.

On the infrastructure, what’s happening, Jeff, is we did add three new offices – two new offices in the fourth quarter of this year, and we’re opening up a new one in the first quarter.  So that – you know, these aren’t huge offices, but, you know, you rent out the space, you build them out, so that starts getting reflected.  And we- we’ll have a full year impact of that in ‘06.  And we’ll have a full year impact of all of the offices that open during the course of the year.

The London space for our private client, the rent is now in the number, but I still have to build those offices out also.  So this will creep in, but those are the big infrastructure changes, plus, IT.  We have to build, you know, a platform for these new services.  But, again, we’ll build them up.  They’ll be amortized over a reasonable period of time.  These aren’t going to, you know, rip apart the margins at all.

LEW SANDERS:  On your second question, Jeff.

JEFF HOPSON:  Yes.

LEW SANDERS:  First, I think it’s important to stress that the growth business today is a very diversified one, across many different services.  So by way of example, global and international services, especially global research growth which is our key offering in that domain, there is no historical performance deficit to recover.  To the contrary those services have performed well for quite some time, and recently, have achieved as Jerry reported, very impressive returns.

It is true that we suffered some erosion, a noteworthy erosion in our position in the United States, principally around large cap growth and U.S. growth.  Recent results, however have improved dramatically.  And we have, as I think you know, invested very aggressively in building our research infrastructure, not only in terms of scale, but I think more importantly in terms of innovation both at the fundamental and quantitative level.  All of which is a story that we are emphasizing, as you might imagine with the consulting community so they can appreciate the full scope of the effort we made to improve the quality of those services.  It will take time to accomplish a complete restoration of our brand equity in the U.S., but we are optimistic that in time, we will achieve that mission.

JEFF HOPSON:  Very good, thank you.

OPERATOR:  Thank you.  Our next question is coming from Mark Constant of Lehman Brothers, please go ahead.

MARK CONSTANT, LEHMAN BROTHERS:  Thanks.  First, just a number clarifications, thing, or verbiage, I guess.  In the dividends and interest net, the text of the slide references higher incidence just on deferred comp investments, did I hear you add more color on that?  I thought you used a different order, were there also planned gains to look at amortized and comp later?

JERRY LIEBERMAN:  No.  Let me – I’ll add some color for you, if you like.  As you know, when we invest in the investment products for our clients in the deferred compensation plans and they go up or down with the market, that gets reflected currently, then they amortize over four years.

MARK CONSTANT:  Right.

JERRY LIEBERMAN:  There’s a little bit of a funny twist here.  The income or income dividends that are earned on them, we actually give that to the employees on a current basis.  So that’s not amortized over the four year period.  And at the end of year, everyone, you know, you may have some funds that pay out significant amount of dividends, and that actually gets reported currently.  But there’s an offset here, and that is we’re taking the gain at a loss, in the line, and immediately that actually gets attributed to the employees.  So the bottom line impact on this particular impact is zero.  It’s just some geography.

MARK CONSTANT:  And there was no material timing difference, though, like there has been in …

JERRY LIEBERMAN:  No.  The timing interest would be on the principal or the investment amount, and that’s why you have that timing difference.  Here it’s a wash to the bottom line.

MARK CONSTANT:  Got it, OK.  And then I appreciate the research revenues or, you know, only 10 percent of the total, but it’s been kind of a surprisingly volatile at least sequentially number over the last few quarters here.  And

I’m just trying to get a handle on value versus market share, and pricing dynamics there.  It’s – it looks like on a year-over-year basis, it was up directly inline about 3.8 percent, the same as NYSE volumes, but you obviously had the UK build out in there too.  Is there – you know, third quarter was great, fourth quarter, obviously was lighter, from what I kind of thought was the run rate.  Is there an erosion in the profitability of that business still?  Or is, you know, really – was it this fourth quarter, and the program trading that stayed only?

JERRY LIEBERMAN:  No.  First, this is lumpy.

MARK CONSTANT:  I’m trying to look at years.

JERRY LIEBERMAN:  Yes, but, you know, because within quarter-over-quarter it is lumpy.  No, we don’t see a deterioration in share at all.  We see, actually an increase in the share of what’s being – about what’s being listed.  There is a change in the mix to lower paying services, but we don’t have a deterioration here at all.  And we’re not – this is, as you know, it’s not a high margin business.  But other than the last couple of weeks in December, we weren’t disappointed with what happened this year at all.

MARK CONSTANT:  OK.  Thanks.

OPERATOR:  Thank you.  Ladies and gentlemen, as a quick reminder, if you would like to ask a question, please press star then the number one on your telephone keypad.  Thank you.

Our next question is coming from Cynthia Mayer of Merrill Lynch, please go ahead.

CYNTHIA MAYER, MERRILL LYNCH:  Hi, good afternoon.  For my two questions, I guess, one on the – just on the FAs I think you mentioned that they’re up 36 percent year-over-year, which seems like a big jump.  And I’m wondering when – how we should think about the timing of the impact of that in terms of net flows.  And also, if you have any projections for ‘06.

LEW SANDERS:  Well Cynthia, as I think you know, there’s majority cycle with regard to FA, especially since our strategy is train and develop what we judge to be talented professionals, many of whom don’t have a lot of prior experience.  And that development cycle actually, is multi year.  So this very rapid build up in FA headcount naturally is driving down the average experience level with us, of the entire FA force, and therefore degrading productivity.

As that group matures, however, we would anticipate productivity gains of substantial magnitude.

CYNTHIA MAYER:  OK.  And then, let’s see on the net flow question, most areas, obviously had really great flows.  I’m just curious about the index structured, which seems to mostly have not be growing.  How do you see that sitting in with the rest of the business, and why wouldn’t that have flows?

JERRY LIEBERMAN:  Yes, we really don’t actively market this at all.  This isn’t our space as is with a few other firms.  We typically those where it’s an accommodation to a client.  And we use, quite, frankly, as a way to over time get clients to move from this, to our Blend or other equity managed services.  So it’s more of a source of getting clients to move towards active services as anything else.  And we’re not looking to build the service.

LEW SANDERS:  I do want to add, Cynthia, that the results in those services for the clients are actually quite good, because at our scale, it is possible, even though these services are passive, to take advantage of index construction and other flows that influence computer returns, and actually add, just a little to the index return.  So while we don’t actively market the services, I want you to know, that we feel as if we’re delivering a sound service to the clients we do have.

JERRY LIEBERMAN:  And although it’s small, it’s a profitable little business.

CYNTHIA MAYER:  OK.  Great, thanks.

OPERATOR:  Thank you.  Once again, as a quick reminder, if you would like to ask a question, please press star then the number one on your telephone keypad.  Our next question is coming from Mark Constant of Lehman Brothers, please go ahead, sir.

MARK CONSTANT:  Hi.  I was just hoping for a definitional refresher, if you would, please.  You obviously break out the unreinvested distributions that detract from net flows.  Are the reinvested dividends and distributions are those in the cash flow line or in the sales line?  And what is the order of magnitude this quarter?

JERRY LIEBERMAN:  I don’t – it has to be cash flow, but I don’t have the number.  We’re – we work hard to keep the sales numbers pretty clean.  If anything, we’re conservative there.

MARK CONSTANT:  Maybe the cash flow line is what we should ...

JERRY LIEBERMAN:  Right.  But I don’t have a number.  We’ll – I’ll see if we can get something.  You can call Valerie if that’s – but I don’t have a number at hand, Mark.

MARK CONSTANT:  OK.  And just grossing it up from sort of industry typical reinvestment rates in, you know, presuming it’s at least a billion or two …

JERRY LIEBERMAN:  Mark, that’s something I don’t look at it.  I really don’t have a clue.

MARK CONSTANT:  OK.  I’ll check with Valerie, thanks.

JERRY LIEBERMAN:  Is there anything in the numbers that make it look like it’s unusual as a percent or anything.

MARK CONSTANT:  No.  I’m just trying to get a sense of the magnitude.

JERRY LIEBERMAN:  All right.

MARK CONSTANT:  Thanks.

OPERATOR:  Thank you.  Our next question is coming from Bill Katz at Buckingham Research, please go ahead.

BILL KATZ:  OK, thanks.  And thanks for taking a second order of questions here.  I’m sort of curious, if you could talk a little bit more about the retail expansion in the United States.  I presume the answer is di novo but I’m sort of curious how you’re thinking about possibly the use acquisition to accelerate your market share.

And maybe as part of that, I think last quarter, or the quarter before, you mentioned that you’d be thinking about reducing your debt.  I’m just sort of wondering if you can help prioritize some capital management overall.

LEW SANDERS:  I’ll answer question one, and then turn it over to Jerry for two.  We have no plans, whatever to do any acquisitions in the United States.  You were right to assume that we will do this entirely organically.

BILL KATZ:  OK.

JERRY LIEBERMAN:  Right.  And as far as the management of the debt on our balance sheet as we mentioned in the past, we haven’t done it earlier because of penalty phase.  And when this matures, we’re just going to –we’re going to pay it off, so that there-s no plan for pre-payment, and there’s no plan for an issuance of anything of any consequence.

BILL KATZ:  OK.  And if I could be so brazen as to ask one more question, I’m sort of curious if you could categorize the institutional pipeline, where are you today, versus maybe where we were in the fall.  I think, last time, you said there’s things – we got off to a very good start in the fourth quarter.  And so it ebbed a little bit as the quarter went on, have we seen any kind of sort of reversal of that?  Maybe in a reacceleration?

JERRY LIEBERMAN:  Well a reversal is not the term to use.  We were at all time highs, but we’re feeling good about what the pipeline is.  But it’s not as high as it was in the third quarter.  All right, we don’t know if this is seasonal or what.  We’re winning more than our fair share of mandates.  And we expect a good first quarter for us.

BILL KATZ:  Thank you.

OPERATOR:  Thank you.  Our next question is coming from Cynthia Mayer at Merrill Lynch, please go ahead.

CYNTHIA MAYER:  Hi, thank you.  Along those lines, I’m wondering if you could give a little more color on the fixed income prospects.  I think you said you see a lot of opportunity there.  And I’m just wondering is that for overseas clients, for U.S. clients.  Is there anything in particularly you’re seeing that makes you think its looking better than usual?

LEW SANDERS:  Well the progress we’ve had overseas has actually been noteworthy, not only institutionally, but also in the retail channel.  We have several fund offerings, but two, in particular, that have extremely impressive performance histories.  And we’re quite proud of those offerings, actually.  And they’re doing very well in the marketplace for the right reasons.  At this juncture, there’s every reason to believe that they will continue to.  We’ve also had improved success in the institutional channel with our global offerings.

In the United States we have a lot of work to do, but we are, as you know, investing aggressively in the research platform both credit based, and quantitative with what we think are ultimately going to be important improvements to our competitor profile.  So, while it will take time, we_re hopeful that our market share ultimately will reflect these investments.

CYNTHIA MAYER:  Thanks.

OPERATOR:  Thank you.  Once again, if you would like to ask a question, please press star then the number one on your telephone keypad.

Sir, there appear to be no further questions at this time.

VALERIE HAERTEL:  OK.  If there are no further questions, I’d just like to thank everyone for joining us this afternoon, and to welcome you to call investor relations, we’re happy to take your calls.  Thank you very much.

OPERATOR:  Thank you.  This concludes today’s Alliance Capital fourth quarter 2005 earnings review.  You may now disconnect.

END